Exhibit 10.5

[FORM OF NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AGREEMENT – TIME-BASED VESTING]

POLYCOM, INC.

RESTRICTED STOCK UNIT AGREEMENT

[NAME]

Director ID Number: [Number]

NOTICE OF GRANT

Polycom, Inc. (the “Company”) hereby grants you, [Name] (the “Director”), an award of Restricted Stock Units under the Company’s 2004 Equity Incentive Plan (the “Plan”). The date of this Restricted Stock Unit Agreement (the “Agreement”) is [DATE] (the “Grant Date”). Subject to the provisions of Appendix A (attached), Appendix B (attached) and of the Plan, the principal features of this award are as follows:

Number of Restricted Stock Units:	[________]

Vesting Schedule:	The Restricted Stock Units will vest in accordance with the following schedule: [INSERT VESTING SCHEDULE]*

Total Number of Days In Vesting Period:	[________]

IMPORTANT:

*	Except as otherwise provided in Appendix A, Director will not vest in the Restricted Stock Units unless he or she is employed by the Company or one of its Subsidiaries through the applicable vesting date.

Your signature below indicates your agreement and understanding that this award is subject to all of the terms and conditions contained in Appendix A and the Plan. For example, important additional information on vesting and forfeiture of the Restricted Stock Units is contained in paragraphs 3 through 5 and paragraph 7 of Appendix A. PLEASE BE SURE TO READ ALL OF APPENDIX A, WHICH CONTAINS THE SPECIFIC TERMS AND CONDITIONS OF THIS AGREEMENT.

POLYCOM, INC.	DIRECTOR

[NAME]	[NAME]

[TITLE]

Date: , 200	Date: , 200

APPENDIX A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNITS

1. Grant. The Company hereby grants to the Director under the Plan an award of the Number of Restricted Stock Units set forth on the Notice of Grant, subject to all of the terms and conditions in this Agreement and the Plan. When Shares are paid to the Director in payment for the Restricted Stock Units, par value will be deemed paid by the Director for each Restricted Stock Unit by past services rendered by the Director, and will be subject to the appropriate tax withholdings. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to them in the Plan.

2. Company’s Obligation to Pay. Each Restricted Stock Unit has a value equal to the Fair Market Value of a Share on the date that the Restricted Stock Unit is granted. Unless and until the Restricted Stock Units have vested in the manner set forth in paragraphs 3 through 5, the Director will have no right to payment of such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation. Payment of any vested Restricted Stock Units will be made in whole Shares only.

3. Vesting Schedule/Period of Restriction. Except as provided in paragraphs 4 and 5, and subject to paragraph 7, the Restricted Stock Units awarded by this Agreement shall vest in accordance with the vesting provisions set forth on the first page of this Agreement. Except as provided in paragraphs 4 and 5, and subject to paragraph 7, Restricted Stock Units shall not vest in the Director in accordance with any of the provisions of this Agreement unless the Director shall have been continuously providing service to the Company or to one of its Subsidiaries from the Grant Date until the date the Restricted Stock Units are otherwise scheduled to vest.

4. Modifications to Vesting Schedule.

(a) Death or Disability of Director. In the event that the Director incurs a Termination of Service due to his or her death or Disability, the Restricted Stock Units shall [INSERT DESCRIPTION OF VESTING CONDITIONS].

(b) Voluntary Termination. In the event the Director voluntarily terminates his or her service from the Board and such voluntary termination occurs not less than six (6) months after the Grant Date, the Restricted Stock Units shall [INSERT DESCRIPTION OF VESTING CONDITIONS].

(c) Change in Control. In the event of a Change in Control, this award shall be subject to the definitive agreement governing such Change in Control. Such agreement, without the Director’s consent and notwithstanding any provision to the contrary in this Agreement or the Plan, must provide for one of the following: (a) the assumption of this award by the surviving corporation or its parent; (b) the substitution by the surviving corporation or its parent of an award with substantially the same terms as this award; or (c) the acceleration of the vesting of 100% of the Restricted Stock Units that remain unvested at the time of the Change in Control. In the event the definitive agreement does not provide for one of the foregoing alternatives with respect to the treatment of this award, this award shall have the treatment specified in clause (c) of the preceding sentence. The Committee may, in its sole discretion, accelerate the vesting of this award in connection with any of the foregoing alternatives. In addition, if the Director is not asked to be a member of the board of directors of the combined successor entity following a Change in Control that occurs prior to the date this award is fully vested, this award shall become fully vested as to all of the Restricted Stock Units that are unvested immediately preceding the Change in Control and Paragraphs 25 and 26 hereof shall be deemed to be without force and effect. For purposes of this Agreement, “Change in Control” means the occurrence of any of the following events: (a) any “person” (as such term is used in Sections 13(d) and 14(d) of the 1934 Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the 1934 Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total voting power represented by the Company’s then outstanding voting securities; (b) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (c) a change in the composition of the Board occurring within a one-year period, as a result of which fewer than a majority of the directors are Incumbent Directors; or (d) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company).

5. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. If the Committee, in its discretion, accelerates the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units and the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A, the payment of such accelerated Restricted Stock Units nevertheless shall be made at the same time or times as if such Restricted Stock Units had vested in accordance with the vesting schedule set forth in the Notice of Grant (whether or not the Director remains providing services to the Company or to one of its Subsidiaries as of such date(s)). Notwithstanding the foregoing, if such Restricted Stock Units are accelerated in connection with the Director’s Termination of Service (other than due to death), the Restricted Stock Units that vest on account of the Director’s Termination of Service will not be considered due or payable until the Director has a “separation from service” within the meaning of Section 409A. In addition, if the Director is a “specified employee” within the meaning of Section 409A at the time of the Director’s separation from service, then any such accelerated Restricted Stock Units otherwise payable within the six (6) month period following the Director’s separation from service instead will be paid on the date that is six (6) months and one (1) day following the date of the Director’s separation from service, unless the Director dies following his or her separation from service, in which case, the accelerated Restricted Stock Units will be paid to the Director’s estate as soon as practicable following his or her death, subject to paragraph 9. Thereafter, such Restricted Stock Units shall continue to be paid in accordance with the vesting schedule set forth on the first page of this Agreement. For purposes of this Agreement, “Section 409A” means Section 409A of the U.S. Internal Revenue Code of 1986, as amended, and any final Treasury Regulations and other Internal Revenue Service guidance thereunder, as each may be amended from time to time (“Section 409A”).

6. Payment after Vesting. Any Restricted Stock Units that vest in accordance with paragraphs 3 through 4 will be paid to the Director (or in the event of the Director’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9, but in no event later than the applicable two and one-half (2 1/2) month period of the “short-term deferral” rule set forth in the Section 1.409A-1(b)(4) of the Treasury Regulations issued under Section 409A. Notwithstanding the foregoing, if the Restricted Stock Units are “deferred compensation” within the meaning of Section 409A, the vested Restricted Stock Units will be released to the Director (or in the event of the Director’s death, to his or her estate) in Shares as soon as practicable following the date of vesting, subject to paragraph 9, but in no event later than the end of the calendar year that includes the date of vesting or, if later, the fifteen (15th) day of the third (3rd) calendar month following the date of vesting (provided that the Director will not be permitted, directly or indirectly, to designate the taxable year of the payment). Further, if some or all of the Restricted Stock Units that are “deferred compensation” within the meaning of Section 409A vest on account of the Director’s Termination of Service (other than due to death) in accordance with paragraphs 3 through 4, the Restricted Stock Units that vest on account of the Director’s Termination of Service will not be considered due or payable until the Director has a “separation from service” within the meaning of Section 409A. In addition, if the Director is a “specified employee” within the meaning of Section 409A at the time of the Director’s separation from service (other than due to death), then any accelerated Restricted Stock Units will be paid to the Director no earlier than six (6) months and one (1) day following the date of the Director’s separation from service unless the Director dies following his or her separation from service, in which case, the Restricted Stock Units will be paid to the Director’s estate as soon as practicable following his or her death, subject to paragraph 9. Any Restricted Stock Units that vest in accordance with paragraph 5 will be paid to the Director (or in the event of the Director’s death, to his or her estate) in Shares in accordance with the provisions of such paragraph, subject to paragraph 9. For each Restricted Stock Unit that vests, the Director will receive one Share.

7. Forfeiture. Notwithstanding any contrary provision of this Agreement, the balance of the Restricted Stock Units that have not vested pursuant to paragraphs 3 through 5 at the time of the Director’s Termination of Service for any or no reason will be forfeited and automatically transferred to and reacquired by the Company at no cost to the Company.

8. Death of Director. Any distribution or delivery to be made to the Director under this Agreement will, if the Director is then deceased, be made to the administrator or executor of the Director’s estate. Any such administrator or executor must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

9. Withholding of Taxes. When Shares are issued as payment for vested Restricted Stock Units, all income and other taxes related to the Restricted Stock Units award and any Shares delivered in payment thereof are the sole responsibility of the Director.

10. No Effect on Service. The terms of the Director’s service to the Company, whether as a Director or otherwise, will be determined from time to time by the Company and the Company will have the right, which is hereby expressly reserved, to terminate or change the terms of the service as a Director at any time for any reason whatsoever, with or without good cause. The transactions contemplated hereunder and the vesting schedule set forth in the Notice of Grant do not constitute an express or implied promise of continued service as a Director for any period of time. A leave of absence or an interruption in service (including an interruption during military service) authorized or acknowledged by the Company shall not be deemed a Termination of Service for the purposes of this Agreement.

11. Rights as Stockholder. Neither the Director nor any person claiming under or through the Director will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares (which may be in book entry form) will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Director (including through electronic delivery to a brokerage account). After such issuance, recordation and delivery, the Director will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

12. Address for Notices. Any notice to be given to the Company under the terms of this Agreement will be addressed to the Company, in care of its General Counsel, at 4750 Willow Road, Pleasanton, CA 94588, or at such other address as the Company may hereafter designate in writing.

13. Grant is Not Transferable. Except to the limited extent provided in this Agreement, this grant of Restricted Stock Units and the rights and privileges conferred hereby will not be sold, pledged, assigned, hypothecated, transferred or disposed of any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process, until the Director has been issued Shares in payment of the Restricted Stock Units. Upon any attempt to sell, pledge, assign, hypothecate, transfer or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

14. Restrictions on Sale of Securities. The Shares issued as payment for vested Restricted Stock Units under this Agreement will be registered under U.S. federal securities laws and will be freely tradable upon receipt. However, a Director’s subsequent sale of the Shares may be subject to any market blackout-period that may be imposed by the Company and must comply with the Company’s insider trading policies, and any other applicable securities laws.

15. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

16. Additional Conditions to Issuance of Certificates for Shares. The Company shall not be required to issue any certificate or certificates for Shares hereunder prior to fulfillment of all the following conditions: (a) the admission of such Shares to listing on all stock exchanges on which such class of stock is then listed; (b) the completion of any registration or other qualification of such Shares under any U.S. state or federal law or under the rulings or regulations of the Securities and

Exchange Commission or any other governmental regulatory body, which the Committee shall, in its absolute discretion, deem necessary or advisable; (c) the obtaining of any approval or other clearance from any U.S. state or federal governmental agency, which the Committee shall, in its absolute discretion, determine to be necessary or advisable; and (d) the lapse of such reasonable period of time following the date of vesting of the Restricted Stock Units as the Committee may establish from time to time for reasons of administrative convenience.

17. Plan Governs. This Agreement is subject to all the terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Agreement and one or more provisions of the Plan, the provisions of the Plan will govern.

18. Committee Authority. The Committee will have the power to interpret the Plan and this Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon the Director, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Agreement.

19. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.

20. Agreement Severable. In the event that any provision in this Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Agreement.

21. Modifications to the Agreement. This Agreement constitutes the entire understanding of the parties on the subjects covered. The Director expressly warrants that he or she is not accepting this Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Agreement, the Company reserves the right to revise this Agreement as it deems necessary or advisable, in its sole discretion and without the consent of the Director, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A prior to the actual payment of Shares pursuant to this award of Restricted Stock Units.

22. Amendment, Suspension or Termination of the Plan. By accepting this Restricted Stock Units award, the Director expressly warrants that he or she has received a right to receive stock under the Plan, and has received, read and understood a description of the Plan. The Director understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

23. Disclosure of Director Information. By accepting this Restricted Stock Units award, the Director consents to the collection, use and transfer of personal data as described in this paragraph. The Director understands that the Company and its Subsidiaries hold certain personal information about him or her, including his or her name, home address and telephone number, date of birth, social security or identity number, salary, nationality, job title, any shares of stock or directorships held in the Company, details of all awards of Restricted Stock Units or any other entitlement to shares of stock awarded, canceled, exercised, vested, unvested or outstanding in his or her favor, for the purpose of managing and administering the Plan (“Data”). The Director further understands that the Company and/or its Subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of his or her participation in the Plan, and that the Company and/or any of its Subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. The Director understands that these recipients may be located in the European Economic Area, or elsewhere, such as in the U.S. The Director authorizes the Company to receive, possess, use, retain and transfer the Data in electronic or other form, for the purposes of implementing, administering and managing his or her participation in the Plan, including any requisite transfer to a broker or other third party with whom he or she may elect to deposit any Shares of stock acquired from this award of Restricted Stock Units of such Data as may be required for the administration of the Plan and/or the subsequent holding of Shares of stock on his or her behalf. The Director understands that he or she may, at any time, view the Data, require any necessary amendments to the Data or withdraw the consent herein in writing by contacting the Equity Programs Department for the Company and/or its applicable Subsidiaries.

24. Notice of Governing Law. This award of Restricted Stock Units shall be governed by, and construed in accordance with, the laws of the State of California, without regard to principles of conflict of laws.

25. Non-Compete. The Director agrees that for the period commencing on the date the Director executes this option and ending on the date occurring twelve (12) months after the Director incurs a Termination of Service (the “Obligations Period”), the Director, directly or indirectly, whether as an employee, owner, sole proprietor, partner, director, member, consultant, agent, founder, co-venturer or otherwise, will (a) not engage, participate or invest in any business activity anywhere in the world that is directly competitive with the principal products or services of the Company and its subsidiaries (the “Businesses”) (except that it will not be a violation of this Paragraph 25 for the Director to own as a passive investment not more than one percent of any class of publicly traded securities of any entity); nor (b) solicit business from any of the Businesses’ customers and users on behalf of any business that directly competes with the Businesses.

26. Non-Solicit. The Director agrees that for the Obligations Period, the Director will not either directly or indirectly solicit, induce, recruit, or encourage any of the Company’s employees to leave their employment, or take away such employees, either for the benefit of the Director or on behalf of another entity.

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